Exhibit 10.14

SCHEDULE 10.14

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”), dated July 15, 2022, is made and entered into by and between CARMELL THERAPEUTICS CORPORATION, a Delaware corporation (the “Company”) and Randolph Hubbell (“Executive”), and will be deemed effective as of the first date that the Company’s common stock is traded on a national stock exchange or national market system (the “Effective Date”).

Introduction

WHEREAS, Executive is currently employed by the Company as its Chief Executive Officer in accordance with the terms and conditions of that certain employment agreement by and between the Company and Executive dated February 17, 2016 (the “Prior Agreement”); and

WHEREAS, the parties desire to replace the Prior Agreement with this Agreement, effective as of the Effective Date.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.    Position. Executive will continue to serve as the Chief Executive Officer of the Company and will continue to report to, the board of directors of the Company (the “Board”). In addition to performing the duties and responsibilities associated with that position, from time to time the Company may assign to Executive other duties and responsibilities reasonable and consistent with such position. Executive agrees to devote his full business time and best efforts to the performance of his duties and to the furtherance of the Company’s interests. Executive also agrees that during his employment with the Company, he will not engage in any other employment, consulting or business services without the written consent of the Board; provided, however, that without such consent, Executive may engage in charitable or public service, including serving on up to a maximum of three (3) boards, so long as such activities do not interfere with the performance of his duties and obligations to the Company. A list of pre-approved activities in which Executive may engage in is set forth as Exhibit A hereto, which shall be updated time to time to reflect any additional activities consented to be the Company subsequent to the Effective Date, if any. Compensation received by Executive in connection with any outside activities shall be the exclusive property of Executive. The Company also expects that Executive will continue to serve, without the receipt of any additional compensation, as a member of the Board while employed as the Chief Executive Officer of the Company, subject to re-election by the Company’s stockholders from time to time. The Company will nominate Executive for election to a seat on the Board for as long as Executive continues to serve as Chief Executive Officer, provided that, notwithstanding any other provision of this Agreement, the failure of the Company’s stockholders to re-elect Executive will not be construed as a termination by Executive for “Good Reason” under Section 13(g).

2.    Term. Executive’s employment pursuant to this Agreement will commence on the Effective Date and will continue until terminated in accordance with Section 9 hereof. Notwithstanding the foregoing, if the Company’s common stock has not commenced trading on a national stock exchange or national market system on or prior to July 1, 2023, this Agreement shall be null and void.

3.    Place of Performance. Executive will perform services hereunder at the principal executive offices of the Company in a location to be determined by the Board; provided, however, that Executive may be required to travel from time to time for business purposes. Executive may work remotely from residence in Florida or Louisiana so long as doing so does not materially interfere with Executive’s responsibilities under this Agreement in a manner inconsistent with Executive’s work as of, and prior to, the Effective Date.

4.    Salary. This is a full-time exempt position. The Company will pay Executive a salary at an annual rate of $410,000 (“Base Salary”), payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. The Base Salary shall be reviewed on an annual basis by the Compensation Committee of the Board (the “Committee”) and may be adjusted from time to time by the Committee.

5.    Annual Bonus. For each calendar year ending during his employment, Executive will have the opportunity to earn an annual bonus with a target amount of 50% of the Base Salary in effect at the end of the applicable year (the “Target Bonus”). The actual bonus payable to Executive, if any, with respect to any year may be more or less than the Target Bonus and will be determined by the Committee, in its sole discretion, based on the achievement of corporate and/or personal objectives established by the Committee. Except as otherwise provided herein or determined by the Committee, payment of any otherwise earned bonus will be conditioned on Executive’s continued service through the date that annual bonuses are paid to the Company’s executive officers generally with respect to the applicable year.

6.    Equity Incentives. Executive may receive equity awards, at times and on terms determined by the Committee in its discretion. Nothing set forth in this Agreement shall amend, revoke or otherwise change anything related to Executive’s existing outstanding equity awards made prior to the Effective Date.

7.    Benefits; Business Expenses.

(a)    Executive shall be entitled to participate in Company benefit plans that are generally available to other employees of the Company of similar rank and tenure, in accordance with and subject to the terms and conditions of such plans, as in effect from time to time.

(b)    The Company will pay or reimburse Executive for all reasonable business expenses incurred or paid by Executive in the performance of his duties and responsibilities for the Company in accordance with the expense reimbursement policies of the Company, as may be amended from time to time. Further, Executive’s reasonably incurred expenses between the Company’s executive offices in Pittsburgh, Pennsylvania and Executive’s home office identified in Section 3 shall be reimbursed by Company on a monthly basis.

8.    Restrictive Covenants Agreement. To induce the Company to enter into this Agreement, as a condition to Executive’s continued employment by the Company, and in recognition of (i) the compensation payable to Executive pursuant to this Agreement, and (ii) such other consideration payable to Executive by the Company or any of its affiliates, Executive must sign and return to the Company no later than the Effective Date the restrictive covenants agreement attached hereto as Exhibit B (the “Restrictive Covenants Agreement”).

9.    Termination.

(a)    Executive’s employment hereunder shall terminate on the earliest of: (i) on the date set forth in a written notice to Executive from the Board that Executive’s employment with the Company has been or will be terminated, (ii) on the date not less than 30 days following written notice from Executive to the Company that Executive is resigning from the Company, (iii) on the date of Executive’s death, or (iv) on the date set forth in a written notice to Executive from the Board that Executive’s employment is terminated on account of Executive’s Disability, as determined by the Board. Notwithstanding the foregoing, in the event that Executive gives notice of termination to the Company, the Company may unilaterally accelerate the date of termination and such acceleration shall not constitute a termination by the Company for purposes of this Agreement.

(b)    Upon cessation of Executive’s employment for any reason, unless otherwise consented to in writing by the Board, Executive will resign immediately from any and all officer, director and other positions Executive then holds with the Company and its affiliates and agrees to execute such documents as may be requested by the Company to confirm that resignation.

(c)    Upon any cessation of Executive’s employment with the Company, Executive will be entitled only to such compensation and benefits as described in Section 10 below.

(d)    Executive agrees that, following any cessation of his employment and subject to reimbursement of his reasonable expenses, he will cooperate with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which Executive was in any way involved during his employment with the Company. Executive agrees to render such cooperation in a timely manner on reasonable notice from the Company, provided the Company exercises reasonable efforts to limit and schedule the need for Executive’s cooperation so as not to materially interfere with his other professional obligations.

(e)    Executive agrees that, upon any cessation of his employment, he will deliver to the Company (and will not retain in his possession or control, or deliver to anyone else) all property and equipment of the Company, including without limitation (i) all keys, books, records, computer hardware, software, cellphones, access cards, credit cards and identification, and (ii) all other Company materials (including copies thereof), including without limitation any records, data, notes, reports, proposals, lists or correspondence.

10.     Rights Upon Termination.

(a)    Termination without Cause. If Executive’s employment by the Company ceases due to a termination by the Company without Cause (as defined below) or resignation by the Executive for Good Reason other than during a Protected Period:

(i)    the Company shall pay to Executive the Accrued Obligations (as defined below) at the time such Accrued Obligations would otherwise be paid according to the Company’s usual payroll practices;

(ii)    to the extent then unpaid, the Company shall pay to Executive the Earned Bonus (as defined below);

(iii)    the Company shall pay to Executive the Pro Rata Bonus (as defined below);

(iv)    the Company shall make monthly severance payments equal to one-twelfth of Executive’s Base Salary as in effect immediately prior to such cessation of employment for a period equal to the Severance Period; and

(v)    if Executive validly elects to receive continuation coverage under the Company’s group health plan (if any) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall pay the applicable premium otherwise payable for COBRA continuation coverage for Executive and his eligible dependents, to the extent such premium exceeds the monthly amount charged to active similarly-situated employees of the Company for the same coverage until the earlier of (x) the end of the Severance Period, or (y) such date as Executive becomes eligible for group health insurance through another employer.

(b)    Termination during Protected Period. If Executive’s employment by the Company ceases due to a termination by the Company without Cause or a resignation by Executive for Good Reason (as defined below), and in each case, if such cessation of employment occurs during a Protected Period (as defined below), then in addition to the benefits and payments described in Sections 10(a)(ii) – 10(a)(v) (increased as applicable for the longer Severance Period for a termination during the Protected Period), (x) the Company shall pay to Executive an amount equal to the Target Bonus for the fiscal year in which such termination of employment occurs (whether or not such Target Bonus was expected to be achieved had Executive remained employed), and (y) all outstanding equity awards that are subject to vesting based solely on the passage of time and Executive’s continued employment shall become vested upon the later of the date of Executive’s cessation of employment and the first Change in Control that occurs during the Protected Period.

(c)    Other Terminations. If Executive’s employment with the Company ceases for any reason other than as described in Sections 10(a) and 10(b) above (including but not limited to (i) termination by the Company for Cause, (ii) resignation by Executive other than for Good Reason, (iii) termination as a result of Executive’s Disability, or (iv) Executive’s death), then the Company’s obligation to Executive will be limited solely to the payment of the Accrued Obligations through the date of such cessation of employment; provided, however, that in the event of Executive’s death or Disability, the Company’s obligation shall also include the Earned Bonus and the Pro Rata Bonus. The Accrued Obligations shall be paid on the first payroll date following the last date of employment to the extent administratively feasible and, if not, then on the second payroll date following the last date of employment. The foregoing will not be construed to limit Executive’s right to payment or reimbursement for claims incurred prior to the date of such termination under any insurance contract funding an employee benefit plan, policy or arrangement of the Company in accordance with the terms of such insurance contract.

(d)    Other Provisions Related to Severance Benefits.

(i)    Except as otherwise provided in Sections 10(a)-(b) or pursuant to COBRA, all compensation and benefits will cease at the time of Executive’s cessation of employment and the Company will have no further liability or obligation by reason of such cessation of employment.

(ii)    The payments and benefits described in Sections 10(a)-(b) are in lieu of, and not in addition to, any other severance arrangement maintained by the Company.

(iii)    Notwithstanding any provision of this Agreement, the payments and benefits described in Sections 10(a)(ii) - 10(a)(v) and Section 10(b) are conditioned on Executive’s execution and delivery to the Company and the expiration of all applicable statutory revocation periods, by the 60th day following the effective date of Executive’s cessation of employment, of a general release of claims against the Company and its affiliates in a form and manner satisfactory to the Company (the “Release”), which shall be substantially similar in all material respects to the form attached hereto as Exhibit C, and on Executive’s continued compliance with the provisions of the Restrictive Covenants Agreement.

(iv)    Subject to Section 11 below (to the extent applicable) and provided the Release requirement described above has been timely satisfied: (w) the Earned Bonus under Section 10(a)(ii) will be paid on the later of the sixty-fifth (65th) day following Executive’s cessation of employment (the “Settlement Date”) or the date such annual bonus would have otherwise been paid, absent Executive’s cessation of employment; (x) the Pro Rata Bonus under Section 10(a)(iii) will be paid on the date such annual bonus would have otherwise been paid, absent Executive’s cessation of employment; (y) the salary continuation and COBRA premium payments described in Sections 10(a)(iv)- 10(a)(v) and Section 10(b) will commence to be paid on the Settlement Date, provided that (A) the initial payment will include any payments that, but for the above-described timing rule, would have otherwise been paid since the date of Executive’s cessation of employment, and (B) in case of a termination under Section 10(b), the benefit described in Section 10(a)(iv) will be paid in a single lump sum on the Settlement Date rather than as monthly severance payments; and (z) the payment of the Target Bonus amount described in Section 10(b)(x) will be paid on the Settlement Date. Notwithstanding the foregoing, if a termination of employment under Section 10(b) occurs during the portion of the Protected Period that is before the date of a Change in Control, then (I) salary continuation payments will commence under Section 10(a)(iv) as described above on the Settlement Date, and the lump sum payment of any additional amount in accordance with Section 10(b) and clause (B) above will be made as soon as administratively practicable (not more than ten days) after the date of the Change in Control, reduced by any amounts paid in accordance with Section 10(a)(iv) before that date in order to avoid duplication of benefits, and (II) the Target Bonus amount will be paid at the later of the Settlement Date or as soon as administratively practicable (but no more than ten days) after the date of the Change in Control.

11.     Section 409A.

(a)    The parties intend for this Agreement to comply with or be exempt from Section 409A of the Code, and all provisions of this Agreement will be interpreted and applied accordingly. Nonetheless, the Company does not guaranty the tax treatment of any compensation payable to Executive.

(b)    Notwithstanding anything to the contrary in this Agreement, no portion of the benefits or payments to be made under Section 10(a) or Section 10(b) above will be payable until Executive has a “separation from service” from the Company within the meaning of Section 409A of the Code. In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to payments due to Executive upon or following his “separation from service,” then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following Executive’s “separation from service” (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to Executive in a lump sum immediately following that six month period. This paragraph should not be construed to prevent the application of Treas. Reg. § 1.409A-1(b)(9)(iii) (or any successor provision) to amounts payable hereunder. For purposes of the application of Section 409A of the Code, each payment in a series of payments will be deemed a separate payment.

(c)    Notwithstanding anything in this Agreement to the contrary, to the extent an expense, reimbursement or in-kind benefit provided to Executive pursuant to this Agreement or otherwise constitutes a “deferral of compensation” within the meaning of Section 409A of the Code: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (ii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

12.     Section 280G.

(a)    Notwithstanding any contrary provision of this Agreement (or any plan, policy, agreement or other arrangement covering Executive), if any payment, right or benefit paid, provided or due to Executive, whether pursuant to this Agreement or otherwise (each, a “Payment,” and collectively, the “Total Payments”), would subject Executive to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments will be reduced to the minimum extent necessary to avoid the imposition of the Excise Tax, but only if (i) the amount of such Total Payments, as so reduced, is greater than or equal to (ii) the amount of such Total Payments without reduction (in each case, determined on an after-tax basis). Any reduction of the Total Payments required by this paragraph will be implemented by determining the Parachute Ratio (as defined below) for each Payment and then by reducing the Payments in order, beginning with the Payment with the highest Parachute Ratio. For Payments with the same Parachute Ratio, later Payments will be reduced before earlier Payments. For Payments with the same Parachute Ratio and the same time of payment, each Payment will be reduced proportionately. For purposes of this paragraph, “Parachute Ratio” means a fraction, (x) the numerator of which is the value of the applicable Payment, as calculated for purposes of Section 280G of the Code, and (y) the denominator of which is the economic value of the applicable Payment.

(b)    All determinations required to be made under this Section 12, including whether and when an adjustment to any Payments is required and, if applicable, which Payments are to be so adjusted, shall be made by an independent accounting firm selected by the Company from among the four (4) largest accounting firms in the United States or any nationally recognized financial planning and benefits consulting company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and to Executive within fifteen (15) business days of the receipt of notice from Company or Executive that there has been or will be a Payment, or such earlier time as is requested by the Company or Executive. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the “change in control of the Company” (within the meaning of Sections 280G and 4999 of the Code) to which the Payments relate, the Company shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and Executive.

13.     Certain Definitions. For purposes of this Agreement:

(a)    “Accrued Obligations” mean any portion of Executive’s Base Salary payable for the payroll period in which Executive’s termination of employment occurs for service prior to the termination date, and any business expenses properly incurred but not yet reimbursed, as provided for in Section 7(b).

(b)    “Cause” means (i) Executive’s refusal to comply with any lawful directive or policy of the Company and which is of the type consistence with Executive’s positions within the Company, which refusal is not cured by Executive within ten (10) days of such written notice from the Company; (ii) the Company’s determination that Executive has committed any act of dishonesty, embezzlement, unauthorized use or disclosure of confidential information or other intellectual property or trade secrets, common law fraud or other fraud against the Company or any subsidiary or affiliate; (iii) a material breach by Executive of any written agreement with or any fiduciary duty owed to any Company or any subsidiary or affiliate; (iv) Executive’s conviction (or the entry of a plea of a nolo contendere or equivalent plea) of a felony or any misdemeanor involving material dishonesty or moral turpitude; or (v) Executive’s habitual or repeated misuse of, or habitual or repeated performance of Executive’s duties under the influence of, alcohol, illegally obtained prescription controlled substances or non-prescription controlled substances.

(c)    “Change in Control” will have the meaning set forth in the Carmell Therapeutics Corporation 2022 Equity Incentive Plan.

(d)    “Code” means the Internal Revenue Code of 1986, as amended.

(e)    “Disability” means a condition entitling Executive to benefits under the Company’s long term disability plan, policy or arrangement; provided, however, that if no such plan, policy or arrangement is then maintained by the Company and applicable to Executive, “Disability” will mean illness, incapacity or a mental or physical condition that renders Executive unable or incompetent, with or without a reasonable accommodation, to carry out the job responsibilities that Executive held or the tasks that Executive was assigned at the time the disability commenced, as determined in good faith by a physician mutually acceptable to the Company and Executive, for a period of 90 consecutive days, or 180 non-consecutive days in any rolling 12-month period. Termination as a result of a Disability will not be construed as a termination by the Company “without Cause.”

(f)     “Earned Bonus” means the bonus amount (if any) earned under Section 5 with respect to the fiscal year ended immediately prior to the cessation of Executive’s employment, to the extent unpaid.

(g)    “Good Reason” means: (i) a reduction in the Base Salary, as then in effect, other than in connection with the same percentage across-the-board decrease in base salaries applicable to other key executives; (ii) a material reduction of Executive’s authority, position, responsibilities, reporting structure, duties or title, except that, following a Change in Control, a reduction or change in authority, position, responsibilities, reporting structure (i.e., Executive is no longer reporting to the Board), duties or title, solely by virtue of the Company being acquired and becoming part of a larger entity or operated as a subsidiary shall not constitute Good Reason, (iii) the Company’s material breach of this Agreement, or (iv) a relocation of Executive’s principal workplace by more than 30 miles; provided, however, that no such event will constitute Good Reason unless (x) Executive, within 60 days after the initial existence of the act or failure to act by the Company that constitutes “Good Reason” within the meaning of this Agreement, provides the Company with written notice that describes, in particular detail, the act or failure to act that Executive believes to constitute “Good Reason” and identifies the particular clause of this Section 13(g) that Executive contends is applicable to such act or failure to act; (y) the Company, within 30 days after its receipt of such notice, fails or refuses to rescind such act or remedy such failure to act so as to eliminate “Good Reason” for the termination by Executive of Executive’s employment relationship with the Company; and (z) Executive actually resigns from the employ of the Company on or before that date that is 12 months after the initial existence of the act or failure to act by the Company that constitutes “Good Reason.” If the requirements of the immediately preceding sentence are not fully satisfied on a timely basis, then the resignation by Executive from the employ of the Company shall not be deemed to have been for “Good Reason” Executive shall not be entitled to any of the benefits to which the Executive would have been entitled if Executive had resigned from the employ of the Company for “Good Reason,” and the Company shall not be required to pay any amount or provide any benefit that would otherwise have been due to Executive under this Agreement had Executive resigned with “Good Reason.”

(h)    “Pro Rata Bonus” means the bonus amount (if any) earned under Section 5 with respect to the fiscal year of Executive’s cessation of employment based on actual performance results, prorated based on (i) the number of days in such fiscal year through the date of such termination of employment, divided by (ii) the total number of days in such fiscal year.

(i)    “Protected Period” means the eighteen (18) month period that begins on the date that is three (3) months prior to the date of a Change in Control.

(j)    “Severance Period” means twelve (12) months. Notwithstanding the foregoing, with respect to a cessation of employment due to a termination by the Company without Cause or resignation by Executive for Good Reason that occurs (in either case) during the Protected Period, “Severance Period” shall mean eighteen (18) months.

14.    Company Policies. Executive will comply with all policies of the Company in effect from time to time, including (without limitation) policies regarding ethics, personal conduct, stock ownership, securities trading, clawback and hedging and pledging of securities.

15.    Indemnification. In addition to any rights to indemnification to which Executive may be entitled under the Company’s governing documents, the Company shall obtain and maintain an appropriate level of Directors and Officers Liability insurance coverage for Executive’s benefit on the same terms as applicable to other directors and C-level executives of the Company.

16.    No Conflicting Agreements. Executive represents and warrants that he is not a party to or otherwise bound by any agreement or restriction that could conflict with, or be violated by, the performance of his duties to the Company or his obligations under this Agreement. Executive will not use or misappropriate any intellectual property, trade secrets or confidential information belonging to any third party.

17.    Taxes. All compensation payable to Executive are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. Executive hereby acknowledges that the Company does not have a duty to design its compensation policies in a manner that minimizes Executive’s tax liabilities, and Executive not make any claim against the Company or its board of directors related to tax liabilities arising from his compensation.

18.     Entire Agreement; Assignment; Amendment.

(a)    This Agreement, together with the Restrictive Covenants Agreement, constitutes the final and entire agreement of the parties with respect to the matters covered hereby and replace and supersede all prior agreements, discussions, negotiations, representations or understandings (whether written, oral or implied) relating to Executive’s employment by the Company, including without limitation the Prior Agreement.

(b)    The rights and obligations of Executive hereunder are personal and may not be assigned. The Company may assign this Agreement, and its rights and obligations hereunder, to any entity to which the Company transfers substantially all of its assets (or an affiliate thereof). Notwithstanding any other provision of this Agreement, any such assignment of this Agreement by the Company will not entitle Executive to severance benefits under Sections 10(a), 10(b) or otherwise, whether or not Executive accepts employment with the assignee.

(c)    This Agreement may be amended or modified only by a written instrument signed by a duly authorized officer of the Company and Executive.

19.    Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without regard to its choice of law provisions.

20.    Arbitration. In the event of any dispute under the provisions of this Agreement or otherwise regarding Executive’s employment or compensation (other than a dispute in which the primary relief sought is an injunction or other equitable remedy, such as an action to enforce compliance with the Restrictive Covenants Agreement, the parties shall be required to have the dispute, controversy or claim settled by arbitration in Pittsburgh, Pennsylvania, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (“AAA”), by one arbitrator mutually agreed upon by the parties (or, if no agreement can be reached within 30 days after names of potential arbitrators have been proposed by the AAA, then by one arbitrator having relevant experience who is chosen by the AAA). Any award or finding will be confidential. The arbitrator may not award attorneys’ fees to either party unless a statute or contract at issue specifically authorizes such an award. Any award entered by the arbitrators will be final, binding and non-appealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision will be specifically enforceable. Each party will be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and will share equally the fees of the arbitrator.

21.    Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not the meaning of this Agreement.

22.    Notices. All notices, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, by e-mail or fax, by United States mail, certified or registered with return receipt requested, or by a nationally recognized overnight courier service, or otherwise actually delivered: (a) if to Executive, at the most recent address contained in the Company’s personnel files; (b) if to the Company, to the attention of its Legal Department at the address of its principal executive office; or (c) or at such other address as may have been furnished by such person in writing to the other party. Any such notice, demand or communication shall be deemed given on the date given, if delivered in person, e-mailed or faxed, on the date received, if given by registered or certified mail, return receipt requested or by overnight delivery service, or three days after the date mailed, if otherwise given by first class mail, postage prepaid.

23.    Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

[Signature Page Follows]

This Agreement has been executed and delivered on the date first above written.

CARMELL THERAPEUTICS CORPORATION

By:	/s/ Rich Upton
Name:	Rich Upton
Title:	Carmell Director

EXECUTIVE

/s/ Randolph Hubbell
RANDOLPH HUBBELL

EXHIBIT A

PERMITTED ACTIVITIES

Neuraptive Therapeutics, Inc.

EXHIBIT B

RESTRICTIVE COVENANTS AGREEMENT

RESTRICTIVE COVENANTS AGREEMENT

This Restrictive Covenants Agreement (the “Agreement”) is entered into by and between Carmell Therapeutics Corporation (the “Company”), and Randolph Hubbell (the “Employee”). This Agreement is entered into in consideration of the Employee’s employment or continued employment by the Company, the Company’s grant of access to, and the Employee’s access to, Confidential Information belonging to the Company, as defined below, and for other good and valuable consideration.

1.    Non-Competition. During the period of the Employee’s employment and for the 24-month period following the termination of the Employee’s employment with the Company for any reason (the “Restricted Period”), the Employee shall not, directly or indirectly, in any capacity (as a principal, shareholder, partner, director, officer, agent, executive, consultant, contractor, employee, lender or otherwise) perform services for, or assist in the development of any business engaged in the use of blood-based technology to stimulate tissue repair or growth after injury, disease or aging, in the United States, the United Kingdom, South Africa or the European Union. The Employee shall not be precluded from holding for passive investment of less than two percent (2%) of any class of equity securities of a company whose securities are publicly traded on a national securities exchange or in a national market system.

2.    Non-Solicitation; Non-Hire. During the Restricted Period, the Employee agrees that the Employee shall not, directly or indirectly:

a.    encourage, induce, hire or solicit or seek to induce, hire or solicit any person engaged with the Company as an employee, agent, independent contractor or otherwise (or any such person that was so engaged during the one-year period immediately preceding such initial inducement or solicitation) (each a “Company Employee”) to end his or her engagement or employment with the Company; or

b.    whether on the Employee’s own behalf or on behalf of or in conjunction with any other person, firm, corporation or entity, (i) solicit (whether by mail, telephone, personal meeting or otherwise), encourage or induce any customer or client, vendor, supplier, or contractor of the Company to reduce or refrain from doing any business with the Company, (ii) interfere with (or attempt to interfere with) any relationship between the Company and any of its customers or clients, vendors, suppliers, or contractors (or any person or entity in respect of which the Employee is aware that the Company has approached or has made significant plans to approach as a prospective customer or client within the two year period immediately preceding Employee’s employment termination).

3.    Confidential Information. The Employee agrees that the Employee shall not use for the Employee’s own purpose or for the benefit of any person or entity other than the Company, nor shall the Employee otherwise disclose to any individual or entity at any time while the Employee is employed by the Company or thereafter, any Confidential Information of the Company unless such disclosure (a) is in connection with the Employee’s performance of duties to the Company or, with respect to the period of time following the termination of the Employee’s employment, has been authorized by the Company’s Board of Directors; or (b) is required by law, a court of competent jurisdiction or a governmental or regulatory agency. The Employee acknowledges that the Company has provided the Employee with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act of 2016: (i) the Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Confidential Information that is made in confidence to a federal, state or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) the Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Confidential Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) if the Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Employee may disclose the Confidential Information to the Employee’s attorney and use the Confidential Information in the court proceeding, if the Employee files any document containing the Confidential Information under seal, and does not disclose the Confidential Information, except pursuant to court order. Notwithstanding anything to the contrary in this Agreement, no provision of this Agreement shall be interpreted so as to impede the Employee (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. The Employee does not need the prior authorization of the Company to make any such reports or disclosures and the Employee shall not be required to notify the Company that such reports or disclosures have been made. Notwithstanding the foregoing, the Employee is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege.

4.    Surrender of Records. The Employee agrees that the Employee shall not retain and shall promptly surrender to the Company following the Employee’s termination of employment or such earlier date requested by the Company all correspondence, memoranda, files, manuals, financial, operating or marketing records, or electronic or other media of any kind which may be in the Employee’s possession or under the Employee’s control or accessible to the Employee which contain any Confidential Information (it being understood that it shall not be a violation of this Agreement for the Employee to retain any plans or agreements related to Company equity held by the Employee or records of compensation or benefits, or benefit plan documents, programs or communications). The Employee agrees that other than in connection with the good faith performance of the Employee’s duties to the Company, the Employee will not make or retain copies of Confidential Information in any form whatsoever (including, without limitation, information contained in computer memory or stored on electronic devices, including hard drives and removable storage media, and information in online or cloud storage or backup or restoration points) and will not delete or alter any Company-related information (i.e., non-personal) contained on any Company computer or other electronic device or equipment before returning the Company computer or other electronic device or equipment to the Company.

5.    Developments Retained and Licensed. The Employee has attached hereto, as Schedule A, a list describing with particularity all developments, original works of authorship, improvements, and trade secrets that were created or owned by the Employee prior to the commencement of the Employee’s employment (collectively referred to as “Prior Developments”), that belong solely to the Employee or belong to the Employee jointly with another, that relate in any way to any of the proposed businesses, products, or research and development of the Company, and that are not assigned to the Company hereunder, or if no such list is attached, the Employee represent that there are no such Prior Developments.

6.    Inventions and Patents. Except as developed solely in connection with a permitted outside activity (and only to the extent that such development does not use, incorporate or otherwise rely on Confidential Information), the Employee agrees that all inventions, innovations, trade secrets, patents and processes in any way relating, directly or indirectly, to the Company’s business developed by the Employee alone or in conjunction with others at any time during the Employee’s employment by the Company (“Inventions”) shall belong to the Company. The Employee will use the Employee’s best efforts to perform all actions reasonably requested by the Company to establish and confirm such ownership by the Company. The obligations to assign Inventions set forth in this Section 6 apply with respect to all Inventions (a) whether or not such Inventions are conceived, made, developed or worked on by the Employee during the Employee’s regular hours of employment with the Company; (b) whether or not the Invention was made at the suggestion of the Company; (c) whether or not the Invention was reduced to drawings, written description, documentation, models or other tangible form; and (d) whether or not the Invention is related to the general line of business engaged in by the Company, but do not apply to Inventions that (x) the Employee develops entirely on the Employee’s own time or after the date of this Agreement without using the Company’s equipment, supplies, facilities or Proprietary Information; (y) do not relate to the Company’s business, or actual or demonstrably anticipated research or development of the Company at the time of conception or reduction to practice of the Invention; and (z) do not result from and are not related to any work performed by the Employee for the Company.

7.    Definition of Confidential Information. For purposes of this Agreement, the term “Confidential Information” shall mean all information, whether in writing or other form, concerning the Company’s business, technology, business relationships or financial affairs which the Company has not released to the general public or is not generally available to or known by the public. Confidential Information also includes information received in confidence by the Company from its customers or suppliers or other third parties. Confidential Information may include, by way of example and without limitation, information about designs, drawings, models, prototypes, software designs and code, product specifications and documentation, finances, pricing, costs, customers, vendors, employees, compensation, research and development, operations, processes, manufacturing, marketing, strategies, business plans, passwords, systems and other computer information. Confidential Information shall not include any information that is or becomes generally known to the public other than through actions (directly or indirectly) of the Employee in violation of the restrictive covenants set forth in this Agreement.

8.    Arbitration. In the event of any dispute under the provisions of this Agreement (other than a dispute in which the primary relief sought is an injunction or other equitable remedy), the parties shall be required to have the dispute, controversy or claim settled by arbitration in Pittsburgh, Pennsylvania, or in another location as mutually agreed to by the parties, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (“AAA”), by one arbitrator mutually agreed upon by the parties (or, if no agreement can be reached within 30 days after names of potential arbitrators have been proposed by the AAA, then by one arbitrator having relevant experience who is chosen by the AAA). Any award or finding will be confidential, unless prohibited by applicable law. The arbitrator may not award attorneys’ fees to either party unless a statute or contract at issue specifically authorizes such an award. Any award entered by the arbitrators will be final, binding and non-appealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision will be specifically enforceable. Each party will be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and will share equally the fees of the arbitrator.

9.    Enforcement. The Employee stipulates that the covenants contained in this Agreement are essential for the protection of the trade secrets, confidential business and technological information, customer relationships, and competitive position of the Company; that a breach of any covenant contained in this Agreement would cause the Company irreparable damage for which damages at law would not be an adequate remedy; and that, in addition to damages and other remedies to which the Company would otherwise be entitled, it will be entitled to whatever injunctive relief is appropriate for any such breach. The parties agree that the duration and scope for which the covenants set forth in this Agreement are to be effective are reasonable and necessary to protect the legitimate business interests of the Company. In addition to such other rights and remedies as the Company may have at equity or in law with respect to any breach of this Agreement, if the Employee commits a breach of any of the provisions of this Agreement, the Company shall have the right and remedy to have such provisions specifically enforced by any court having equity jurisdiction, including, without limitation, the right to specific performance and temporary and/or permanent injunctive relief. The term(s) of any covenant(s) in this Agreement will not run during any time in which the Employee is in violation of said covenant(s) and a court of competent jurisdiction shall have the power to enforce any term(s) from the date of the last breach up to a maximum of twenty-four (24) months. Notwithstanding the foregoing, if a restriction or any portion thereof contained in this Agreement is deemed to be unreasonable by a court of competent jurisdiction, the Employee and the Company agree that such restriction or portion thereof shall be modified in order to make it reasonable and shall be enforceable accordingly. The covenants in this Agreement shall survive the termination of this Agreement and the Employee’s termination of employment.

Name: Randolph W. Hubbell

Signature: /s/ Randolph W. Hubbell

Date: July 15, 2022

SCHEDULE A

LIST OF PRIOR DEVELOPMENTS

AND ORIGINAL WORKS OF AUTHORSHIP

EXCLUDED FROM SECTION 6

Title	Date	Identifying Number or Brief Description

☒  No Developments or Improvements

☐  Additional Sheets Attached

Print Name of Employee: Randolph W. Hubbell

Date: July 15, 2022

EXHIBIT C

FORM RELEASE AGREEMENT

RELEASE OF CLAIMS

This RELEASE OF CLAIMS (this “Release”) is given on this 15th day of July, 2022 by Randolph Hubbell (the “Executive”).

WHEREAS, the Executive’s employment with CARMELL THERAPEUTICS CORPORATION, a Delaware corporation (the “Company”), has terminated; and

WHEREAS, pursuant to Section 10 of the Executive Employment Agreement by and between the Company and the Executive dated as of July 15, 2022 (the “Employment Agreement”), the Company has agreed to pay the Executive certain amounts and to provide certain benefits, subject to the Executive’s execution and non-revocation of this Release. All terms used but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the Executive agrees as follows:

1.    Consideration. The Executive acknowledges that: (i) the payments set forth in Sections 10(a) and/or 10(b) of the Employment Agreement constitute full settlement of all the Executive’s rights under the Employment Agreement, (ii) he has no entitlement under any other severance or similar arrangement maintained by the Company or any of its affiliates, and (iii) except as otherwise provided specifically in this Release, the Company does not and will not have any other liability or obligation to the Executive by reason of the cessation of the Executive’s employment. The Executive further acknowledges that, in the absence of his execution of this Release, the payments and benefits specified in Sections 10(a) and/or 10(b) of the Employment Agreement would not otherwise be due to him.

2.    Executive’s Release. The Executive on his own behalf and together with his heirs, assigns, executors, agents and representatives hereby generally releases and discharges the Company and its predecessors, successors (by merger or otherwise), parents, subsidiaries, Affiliates and assigns, together with each and every of its and their present, past and future officers, managers, directors, shareholders, members, general partners, limited partners, employees, attorneys and agents and the heirs and executors of same (herein collectively referred to as the “Releasees”) from any and all suits, causes of action, complaints, obligations, demands, common law or statutory claims of any kind, whether in law or in equity, direct or indirect, known or unknown (hereinafter “Claims”), which the Executive ever had or now has against the Releasees, or any one of them, including, without limitation, Claims arising out of or relating to the Executive’s employment with the Company occurring up to and including the date of the this Release; provided that such release shall not release: (i) any rights which the Executive may have as an equity holder of the Company or any of its affiliates; (ii) any rights to indemnification the Executive may have under law, pursuant to the organizational documents of the Company or any of its affiliates or otherwise or (iii) any rights to be paid amounts which are due pursuant to

Section 10(a) and/or 10(b) of the Employment Agreement (the “Unreleased Claims”). This Release specifically includes, but is not limited to:

2.1.    any and all Claims for wages and benefits including, without limitation, salary, stock options, stock, royalties, license fees, health and welfare benefits, severance pay, vacation pay, and bonuses;

2.2.    any and all Claims for wrongful discharge, breach of contract, whether express or implied, and Claims for breach of implied covenants of good faith and fair dealing;

2.3.    any and all Claims for alleged employment discrimination on the basis of race, color, religion, sex, age, national origin, sexual orientation, veteran status, disability/handicap, or any other protected category under applicable law, in violation of any federal, state or local statute, ordinance, judicial precedent or executive order, including but not limited to claims for discrimination under the following statutes: Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. §1981; the Civil Rights Act of 1991; the Age Discrimination in Employment Act, as amended, 29 U.S.C. §621 et seq.; the Older Workers Benefit Protection Act 29 U.S.C. §§ 623, 626 and 630; the Rehabilitation Act of 1972, as amended, 29 U.S.C. §701 et seq.; the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. §2601, et seq.; the Fair Labor Standards Act, as amended, 29 U.S.C. §201, et seq.; the Fair Credit Reporting Act, as amended, 15 U.S.C. §1681, et seq.; and the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1000, et seq. (“ERISA”) or any comparable state statute or local ordinance;

2.4.    any and all Claims under any federal or state statute relating to employee benefits or pensions;

2.5.    any and all Claims in tort, including, but not limited to, any Claims for assault, battery, misrepresentation, defamation, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress, duress, loss of consortium, invasion of privacy and negligence; and

2.6.    any and all Claims for attorneys’ fees and costs.

The Executive expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against any Releasee. The Executive further promises not to initiate a lawsuit or to bring any other claim against any Releasee arising out of or in any way related to the Executive’s employment by the Company or the termination of that employment, other than an action to enforce any Unreleased Claim. This Release will not prevent the Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency).

3.    Acknowledgment. The Executive understands that the release of Claims contained in this Release extends to all of the aforementioned Claims and potential Claims which arose on or before the date of this Release, whether now known or unknown, suspected or unsuspected, and that this constitutes an essential term of this Release. The Executive further understands and acknowledges the significance and consequences of this Release and of each specific release and waiver, and expressly consents that this Release shall be given full force and effect to each and all of its express terms and provisions, including those relating to unknown and uncompensated Claims, if any, as well as those relating to any other Claims specified herein.

4.    Remedies. All remedies at law or in equity shall be available to the Releasees for the enforcement of this Release. This Release may be pleaded as a full bar to the enforcement of any Claim that the Executive may assert against the Releasees.

5.    Challenge. If the Executive violates any provisions of the Employment Agreement, Restrictive Covenant Agreement, or this Release, no further payments, rights or benefits under Section 10(a) and/or 10(b) of the Employment Agreement will be due to the Executive. In the event that the Company learns within ninety (90) days following execution of this Release that circumstances existed at the time of termination so that the Executive could have been terminated for Cause (as defined in the Employment Agreement) had the Company been aware of such circumstances on the date of termination, no further payments, rights or benefits under Section 10(a) and/or 10(b) of the Employment Agreement will be due to the Executive and the Executive shall repay any such payments, rights or benefits that were previously made by the Company following the date of this Release.

6.    No Admission of Liability. This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to the Executive. There have been no such violations, and the Executive acknowledges that the Company specifically denies any such violations.

7.    Severability. If any term or provision of this Release shall be held to be invalid or unenforceable for any reason, then such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms or provisions hereof, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.

8.    Advice of Counsel; Revocation Period. The Executive is hereby advised to seek the advice of counsel prior to signing this Release. The Executive hereby acknowledges that the Executive is acting of his own free will, that he has been afforded a reasonable time to read and review the terms of this Release, and that he is voluntarily executing this Release with full knowledge of its provisions and effects. The Executive further acknowledges that he has been given at least TWENTY-ONE (21) days within which to consider this Release and that he has SEVEN (7) days following his execution of this Release to revoke his acceptance, with this Release not becoming effective until the seven (7)-day revocation period has expired. If the Executive elects to revoke acceptance of this Release, this Release shall not become effective and the Executive must provide written notice of such revocation by United States mail, certified or registered with return receipt requested, or by a nationally recognized overnight courier service, to the Company to the attention of its Legal Department at the address of its principal executive office.

9.    Representations and Warranties. The Executive represents and warrants that he has not assigned any claim that he purports to release hereunder and that he has the full power and authority to enter into this Release and bind each of the persons and entities that the Executive purports to bind. The Executive further represents and warrants that he is bound by, and agrees to be bound by, the post-employment obligations set forth in the Restrictive Covenant Agreement.

10.    Governing Law. This Release shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without regard to its choice of law provisions.

11.    Arbitration. In the event of any dispute under the provisions of this Release, the Employment Agreement or otherwise regarding Executive’s employment or compensation (other than a dispute in which the primary relief sought is an injunction or other equitable remedy, such as an action to enforce compliance with the Restrictive Covenants Agreement), the parties shall be required to have the dispute, controversy or claim settled by arbitration in Pittsburgh, Pennsylvania, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (“AAA”), by one arbitrator mutually agreed upon by the parties (or, if no agreement can be reached within 30 days after names of potential arbitrators have been proposed by the AAA, then by one arbitrator having relevant experience who is chosen by the AAA). Any award or finding will be confidential. The arbitrator may not award attorneys’ fees to either party unless a statute or contract at issue specifically authorizes such an award. Any award entered by the arbitrators will be final, binding and non-appealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision will be specifically enforceable. Each party will be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and will share equally the fees of the arbitrator.

IN WITNESS WHEREOF, the Executive has executed this Release on the date first above written.

/s/ Randolph W. Hubbell RANDOLPH W. HUBBELL

C-4